Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-36085) pertaining to the IndyMac Bank, F.S.B. 401(k) Plan of IndyMac Bancorp, Inc. of our report dated June 14, 2002, with respect to the financial statements and schedule of the IndyMac Bank, F.S.B. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Los Angeles, California
June 28, 2002